Exhibit 99.1

CONTACT:	Robert Atkinson, Tween Brands
Phone 614-775-3739
Tween Brands Reports First Quarter Sales and Earnings
NEW ALBANY, Ohio; May 21, 2008 — Tween Brands, Inc. (NYSE: TWB), today reported earnings per diluted share of $0.17 for the first quarter 2008 on net income of $4.3 million, compared to earnings per diluted share of $0.39 on net income of $12.5 million reported for the first quarter 2007. The $0.17 includes the recognition of the previously disclosed $0.04 per diluted share for costs associated with the departure of certain executives. Excluding the separation charge, earnings per diluted share for the 2008 period would have been $0.21. A reconciliation of earnings per diluted share on a GAAP basis to earnings per diluted share excluding the separation charge, a non-GAAP financial measure, is shown at the end of this release.
Sales Analysis
Net sales for the first quarter of 2008 reached a record $251.7 million, a 13% increase on the $223.2 million in sales for the 2007 quarter. The sales increase is largely attributable to Justice’s robust store growth and strong comparable store sales performance.
Tween Brands’ comparable store sales for the 2008 period decreased 1% versus the 3% increase for the 2007 quarter. By brand, Justice had a 22% increase in comparable store sales, while Limited Too had a 7% decrease. The company’s e-commerce sales increased 75%.
In early April, the company disclosed that Limited Too’s sales were weak for the second half of February and much of March due to a lack of spring color within its sportswear assortment, along with the absence of a meaningful casual bottoms business. The company also said that given a more difficult retail environment, customers appeared to be trading down in their apparel shopping, choosing lower price or sale items and buying fewer of them.
Commenting on first quarter sales, Tween Brands Chairman and CEO Mike Rayden said, “Limited Too’s April sales were much closer to our original spring plan, coinciding with the more colorful summer floorsets, improved mall traffic and greater response to our direct marketing. That said, Limited Too’s average transaction value during the first quarter was 15% below that from a year ago, in large part because of a lower average unit retail sale.”
Mr. Rayden noted that Tween Brands’ Justice stores continue to outperform the company’s expectations. “Against a very difficult two-year comparison in comparable store sales, Justice delivered another terrific quarter,” said Mr. Rayden.
Controlled Inventories
Total inventories at the end of the 2008 quarter were down 11% on a per square foot basis, at cost, compared to inventories at the end of the first quarter 2007. In-store inventories for the comparative period were down 15% per square foot at cost.
Store Growth
During the first quarter 2008, Justice opened 21 new stores, ending the quarter at 281 stores. Limited Too opened seven new stores, including four outlet stores, closed three stores and remodeled four older ones, ending the quarter at 586 stores. In March, Limited Too, along with its international partner, opened its first franchise store in suburban Stockholm, Sweden. The company also opened a new store at Jeddah in the Kingdom of Saudi Arabia, its 26th franchise store in the Middle East since 2004.
Second Quarter Outlook
Tween Brands said that it currently expects second quarter 2008 earnings per share to be in the range of $0.00 to $0.04. The company said its earnings estimate is based on:

-	A net sales percentage increase in the mid teens along with a comparable store sales percentage increase for Tween Brands in the mid single digits. Comparable store sales for Limited Too are expected to be flat, while Justice stores are expected to deliver a comparable store sales percentage increase in the mid to high teens;

-	Gross income as a percent of sales flat with second quarter 2007;

-	Store operating, general and administrative expenses as a percent of sales up slightly to last year;

-	Operating income as a percent of sales down slightly from second quarter 2007;

-	Interest expense of approximately $1.8 million compared to interest income of $0.6 million for the second quarter 2007.

SEC Regulation G
Reconciliation of first quarter 2008 earnings per diluted share on a GAAP basis to earnings per diluted share on a non-GAAP basis:

Thirteen Weeks
Ended
May 3, 2008
Earnings per diluted share on a GAAP basis	$0.17
ADD: executive separation charges	0.04

Earnings per diluted share on a non-GAAP basis*	$0.21

*Earnings per diluted share excluding the amounts shown above are a non-GAAP measure. The company believes this is an important measure since it represents the earnings per diluted share from ongoing operations.
Conference Call and Webcast
Tween Brands will host a conference call with security analysts beginning at 9:00 a.m. Eastern Time today, May 21, 2008 to review the operating results for the first quarter ended May 3, 2008. Interested participants can call 877-407-8033 a few minutes before the 9:00 a.m. start in order to be placed in queue. The live call and replay are also being webcast. Individual investors can listen to the webcast at www.earnings.com, and institutional investors can access the webcast at www.streetevents.com. The webcast will also be available at Tween Brands’ corporate Web site, www.tweenbrands.com.
About Tween Brands, Inc. Tween Brands, Inc. is a leading specialty retailer for tweens (ages 7 to 14). At Limited Too, the company sells sportswear, related accessories and key lifestyle items for active, fashion-aware tween girls. Limited Too currently operates 587 stores across the United States, and has 27 international franchised stores. Limited Too publishes a catazine coinciding with key tween shopping times throughout the year and conducts e-commerce on its Web site, www.limitedtoo.com.
Justice is the company’s newer specialty retail concept for tween girls, offering moderately-priced sportswear, accessories and lifestyle items in predominantly off-the-mall store sites. Justice also publishes a catazine for its tween customers and currently operates 287 stores across the United States, the locations of which can be found on their Web site, www.justicejustforgirls.com.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 This press release contains various “forward-looking statements” specifically related to the company’s operating results for fiscal 2008 and beyond, within the meaning of the Private Securities Litigation Reform Act of 1995 and other applicable securities laws. Such statements can be identified by the use of the forward-looking words “anticipate,” “estimate,” “project,” “target,” “predict,” “forecast,” “believe,” “intend,” “plan,” “expect,” “hope,” “risk,” “could,” “pro forma,” “potential,” “prospects,” “outlook,” or similar words. These statements discuss future expectations, contain projections regarding future developments, operations or financial conditions, or state other forward-looking information. These forward-looking statements involve various important risks, uncertainties and other factors that could cause our actual results for 2008 and beyond to differ materially from those expressed. The following factors, among others, could affect our future financial performance and cause actual future results to differ materially from those expressed or implied in any forward-looking statements included in this press release: changes in consumer spending patterns, consumer preferences and overall economic conditions; decline in the demand for our merchandise; the impact of competition and pricing; the effectiveness of our brand awareness and marketing programs; a significant change in the regulatory environment applicable to our business; risks associated with our sourcing and logistics functions; the impact of modifying and implementing new information technology systems; changes in existing or potential trade restrictions, duties, tariffs or quotas; currency and exchange risks; availability of suitable store locations at appropriate terms; ability to develop new merchandise; ability to hire and train associates; the potential impact of health concerns relating to severe infectious diseases, particularly on manufacturing operations of our vendors in Asia and elsewhere; acts of terrorism in the U.S. or worldwide; and other risks that may be described in other reports and filings we make with the Securities and Exchange Commission. Future economic and industry trends that could potentially impact revenue and profitability are difficult to predict. Therefore, there can be no assurance that the forward-looking statements included here will prove to be accurate. The inclusion of forward-looking statements should not be regarded a representation by us, or any other person, that our objectives will be achieved. The forward-looking statements made herein are based on information presently available to us, as the management of the company. We assume no obligation to publicly update or revise our forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.
Company home page: www.tweenbrands.com

Tween Brands, Inc.
Consolidated Statements of Operations
For the Thirteen Weeks Ended May 3, 2008 and May 5, 2007
(unaudited, in thousands, except per share amounts)

	Thirteen Weeks Ended		Thirteen Weeks Ended
	May 3,	% of	May 5,	% of
	2008	Sales	2007	Sales

Net sales	$251,738	100.0%	$223,228	100.0%
Cost of goods sold, including buying and occupancy costs	165,397	65.7%	138,670	62.1%

Gross income	86,341	34.3%	84,558	37.9%
Store operating, general and administrative expenses	77,893	30.9%	66,530	29.8%

Operating income	8,448	3.4%	18,028	8.1%
Interest (expense)/income, net	(1,781)	(0.8%)	1,032	0.4%

Earnings before income taxes	6,667	2.6%	19,060	8.5%
Provision for income taxes	2,387	0.9%	6,594	2.9%

Net Income	$4,280	1.7%	$12,466	5.6%

Earnings per share:

Basic	$0.17		$0.40

Diluted	$0.17		$0.39

Weighted average common shares:

Basic	24,735		31,233

Diluted	25,061		31,701

Tween Brands, Inc.
Consolidated Balance Sheets
As of May 3, 2008 and February 2, 2008
(unaudited, in thousands, except share amounts)

	May 3,	February 2,
	2008	2008
ASSETS
Current Assets:
Cash and equivalents	$67,821	$46,009
Investments	29,490	70,215
Restricted assets	1,297	1,295
Accounts receivable, net	12,517	12,557
Inventories, net	94,057	107,483
Store supplies	16,527	16,949
Prepaid expenses and other current assets	18,288	19,087

Total current assets	239,997	273,595

Property and equipment, net	309,723	301,405
Deferred income taxes	9,917	10,302
Assets held in trust and other	26,601	26,335

Total assets	$586,238	$611,637

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$31,707	$37,749
Accrued expenses	39,880	56,810
Deferred revenue	13,484	16,077
Current portion long-term debt	8,750	8,750
Income taxes payable	6,674	11,909

Total current liabilities	100,495	131,295

Long-term debt	166,250	166,250
Deferred tenant allowances from landlords	69,239	66,377
Supplemental retirement and deferred compensation liability	22,324	21,289
Accrued straight-line rent and other	31,999	31,427

Commitments and contingencies

Shareholders’ Equity
Preferred stock, $.01 par value, 50 million shares authorized
Common stock, $.01 par value, 100 million shares authorized, 37.1 million and 37.0 million shares issued, 24.8 million and 24.7 million shares outstanding at May 3, 2008 and February 2, 2008, respectively	371	370
Treasury stock, at cost, 12.3 million shares at May 3, 2008 and February 2, 2008	(362,459)	(356,545)
Paid in capital	187,606	185,893
Retained earnings	372,388	368,108
Accumulated other comprehensive income	(1,975)	(2,827)

Total shareholders’ equity	195,931	194,999

Total liabilities and shareholders’ equity	$586,238	$611,637

Tween Brands, Inc.
Other Financial and Store Operating Information
(unaudited, dollars in thousands)

	Thirteen Weeks Ended
	May 3,	May 5,	%
	2008	2007	Change

Gross income	$86,341	$84,558	2%
Gross income as percentage of net sales	34.3%	37.9%
Depreciation	$10,375	$8,346	24%
Amortization of tenant allowances	$(2,863)	$(2,146)
Capital expenditures	$21,527	$23,424

Number of stores:
Beginning of period	842	722
Opened	28	35
Closed	(3)	(3)

End of period	867	754

Number of Limited Too stores	586	570
Number of Justice stores	281	184

Total gross square feet at period end (thousands)	3,621	3,136

Comparable store sales % change	-1%	3%
Limited Too stores	-7%	0%
Justice stores	22%	22%